FIRST AMENDMENT

                                       TO

                          GENERAL AGENT SALES AGREEMENT



         FIRST AMENDMENT TO GENERAL AGENT SALES AGREEMENT, dated as of _________ __, 2006, by and between MONY LIFE INSURANCE COMPANY OF AMERICA, an Arizona life insurance company, ("MONY America") and AXA NETWORK, LLC and the additional affiliated entities of AXA Network, LLC executing this Agreement below (collectively, the "General Agent").

         MONY America and General Agent hereby modify and amend the General Agent Sales Distribution Agreement dated as of June 6, 2005 between them (the "Sales Agreement") as follows:



         1. Section 5.5 of the Sales Agreement is restated in its entirety as follows:

         ss.5.5 Replacements. The General Agent shall not, and shall not permit any Agent to, encourage any customer to surrender or replace a life insurance policy or annuity contract issued by MONY America or any affiliate thereof in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another life insurance policy or annuity contract issued by MONY America or any affiliate thereof, except to the extent such surrenders or exchanges are permitted pursuant to and made in accordance with MONY America's Policies and Procedures. No compensation will be paid on Replacement Contracts (as hereinafter defined) sold hereunder, except as expressly provided in
Schedule 5 of Exhibit A. As used herein, a "Replacement Contract" means any permanent or term life insurance policy or annuity contract sold pursuant to this Agreement prior to or following the lapse, surrender, policy change or exchange of any other policy or annuity on the same insured issued by MONY America or any affiliate thereof or any policy which is continued in force using the non-forfeiture benefits of the policy or by use of dividends for payment of premiums. The conversion of a term policy to a permanent policy is not a Replacement Contract for the purposes of this Section.

         2. Section 5.8 of the Sales Agreement is restated in its entirety as follows:

         ss.5.8 Delivery of Contracts. The General Agent will deliver Contracts, in accordance with MONY America's Policies and Procedures, to the persons named thereon as the owners of such Contracts as soon as reasonably possible, but in no event more than then (10) days after receipt from MONY America. Any compensation paid will be recovered in full if all delivery requirements are not received at MONY America's administrative office by the due date. The General Agent will advise the owner of a newly issued variable Contract that MONY America cannot honor investment instructions from the owner unless a signed application or receipt has previously been received from the owner or the instructions are signed by the owner and accompanied by a signature guaranty in a form acceptable to MONY America.

         3. Section 5.9 of the Sales Agreement is restated in its entirety as follows:

         ss.5.9 Refunds of Premiums. In the event that MONY America rejects an Application or a customer exercises his or her free look right under a Contract in a timely manner, MONY America will refund any Premium paid less any loan and accrued loan interest, received by MONY America on account of such Application or Contract to the person designated in the Application as the Contract owner. In states that permit a return of the Policy Account Value, MONY America will refund the Policy Account Value plus any monthly deductions plus any charges deducted from premium less any loan and accrued loan interest on account of such Application or Contract to the person designated in the Application as the Contract owner.

         4. The following compensation schedule is added to Schedule 1 of Exhibit A of the Sales Agreement, effective as of the date hereof, for sales of MONY America IL Legacy variable life insurance.

Type of Premium                                      Percentage
---------------                                      ----------

MLOA IL Legacy
     First policy year up to Target(1)                  125.0%
     Excess Premiums (Policy Year 1)                      4.0%
     Renewals
           Policy Years 2-10                              2.8%
           Policy Years 11+                               2.0%
     Asset Based Trailer(2)
           Policy Years 1-5                               0.0%
           Policy Years 6-10                    0.15% (annualized rate)
           Policy Years 11+                     0.05% (annualized rate)


         5. The compensation schedule in Schedule 1 of Exhibit A of the Sales Agreement for new sales of MONY America Group UL is restated in its entirety, effective as of the date hereof, as follows:




---------------------------
(1) In the event the face amount of any Incentive Life Legacy policy in increased after issuance, the first-year compensation rate will apply to the portion of the requested face amount increase which exceeds the highest historical face amount. The Policy Year for the increase begins on the day the face amount increase is effective (i.e., the first day of the first month following the approval of the face amount increase). Each eligible face amount increase adds a separate commissionable layer to the policy. First Year and renewal compensation is paid on the portion of the premium attributed to the face amount increase as set forth above. The rate we pay on a face amount increase is the rate that is in effect on the date the face amount increase is effective.
(2) Based on the unloaned policy account value.

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


Type of Premium                                      Percentage
---------------                                      ----------
Group UL

     First Seven Policy Years up to Target              20.0%
     Excess Premiums (Policy Years 1 -7)                 1.4%
     Renewal Policy Years 8+                             4.8%

         6. Schedule 5 attached hereto is added to Exhibit A of the Sales Agreement with respect to compensation on replacements.

         Except as modified and amended hereby, the Sales Agreement is in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.




MONY LIFE INSURANCE COMPANY                   AXA NETWORK, LLC
   OF AMERICA                                 AXA NETWORK OF CONNECTICUT,
                                                 MAINE AND NEW YORK, LLC
By: ______________________________            AXA NETWORK INSURANCE
      Stanley B. Tulin                           AGENCY OF MASSACHUSETTS, LLC
      Vice Chairman and                       AXA NETWORK OF PUERTO RICO, INC.
      Chief Financial Officer                 AXA NETWORK INSURANCE AGENCY
                                                 OF TEXAS, INC.


                                              By:  ___________________________
                                                     Robert Jones
                                                     Chairman of the Board

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


                                    EXHIBIT A

                                   SCHEDULE 5

EFFECTIVE AS OF ______________ 1, 2006 date here and below needs to be same as page 1



                   General Agent Compensation on Replacements



This Schedule 5 of Exhibit A is effective as of __________ 1, 2006 and is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between MONY America Life Insurance Company and AXA Network, LLC.

         Compensation to the General Agent in connection with the sale and servicing of Replacement Contracts will be calculated on a policy by policy, contract by contract and certificate by certificate basis as a percentage of the premiums or consideration received by MONY America in respect of such policy, contract or certificate as more particularly set forth in the following table. As used herein, "Replacement Value" means (a) if a permanent product is replaced by another permanent product, the amount due and payable to or for the benefit of the named insured under the terms of the policy or annuity being replaced upon its lapse, surrender, conversion or exchange, as the case may be, less any loans and accrued loan interest and (b) if a term product is replaced by a term product, the amount of the first year premium paid under the terms of the product being replaced. In calculating compensation, the Replacement Value will be applied first to the Qualifying First Year Premiums up to Target, then to the Excess Premiums, before any new money is applied.



Life Insurance Replacement
Policies

      Qualifying First Year        25% up to the Replacement Value, Schedule 1
      Premiums up to Target        compensation on new money.

      Excess Premiums              3% up to the Replacement  Value, Schedule 1
                                   compensation on new money

      Renewals                     Schedule 1 compensation

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